                                                                    EXHIBIT 99.1


         ALLIED HOLDINGS, INC. ANNOUNCES PRIVATE OFFERING OF SECURITIES


     Atlanta, Georgia (September 2, 1997) -- Allied Holdings, Inc. (Nasdaq:
HAUL) announced today that it is commencing a private offering of its securities due 2007. The offering is expected to be resold by the initial purchasers pursuant to Rule 144A under the Securities Act of 1933, as amended.

     Allied will be offering $125 million aggregate principal amount of senior notes. The net proceeds from the offering will be used to fund the acquisition from Ryder System, Inc., of Ryder Automotive Carrier Services, Inc. and RC Management Corp.

     The senior notes to be sold in the offering will not and have not been registered under the Securities Act of 1933, as amended or any state's securities law or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.

     Allied Holdings, Inc. is the parent company of several subsidiaries engaged in the automotive distribution business. The Allied Automotive Group is the second largest motor carrier in North America specializing in the delivery of automobiles and light trucks. The Automotive Group transports for all major domestic and foreign manufacturers primarily from manufacturing plants, rail ramps, ports and auctions to automobile dealers throughout the United States and Canada. The Axis Group, Inc. provides logistics solutions based on an underlying business philosophy of Move, Improve, Inform to the automotive market, both in the United States and internationally. This involves identifying new and innovative methods of distribution as well as better utilizing traditional and emerging technologies to help customers solve the most complex transportation, inventory management and logistics problems.


                                      6